FRM 101-20(A)
                                                                     EXHIBIT D

                        PRE-PURCHASE APPROVAL FORM
            PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
         To be used for compliance with Rule 10f-3 and/or Rule 23B

Note: Refer to page 3 of the policy if the investment unit will purchase more than 5% of the overall principal of this issue.

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1. Account/Fund Name: Dreyfus Institutional Yield Advantage Fund
2. Anticipated Purchase Date: 05/04/05
3. Total Net Assets of Account/Fund: 21,007,415.01
4. Type and Description of Security to be Purchased: HSBC Finance Corp Variable Rate 05/09/2010
5. Credit Rating of Security (Rating/Rating Agency):
   A1/Moody's A/S&P A/Fitch
6. Name of Underwriting Syndicate Dealer Effecting
   Transaction: HSBC, BACR, Calyon Securities, MFM
7. Name of Affiliated Underwriter in Underwriting Syndicate: MFM
8. Issue Size:   1,330 MM
9. CUSIP: 40429JAG2
10. Amount Purchased by Account/Fund: 200,000
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .02%
12. Amount Purchased as a Percentage of Account/Fund Assets: .95%
13. Purchase Price of Securities (if at par, so state): 100.00 at par
14. Commission/Spread Received by Principal Underwriters: 1% Co-Manager
15. Yield (as applicable): 3.55
16. Benchmark Yield (as applicable): 3.23
17. Description of Benchmark (as applicable): Libor (e.g., Treasury Bond)

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REPRESENTATIONS (Must Be Confirmed Or Trade Can Not Be Made)

This transaction complies with all applicable provisions of the Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate.

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

 The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.



Sara Cummins              7/11/05        Johnson Moore              7/11/05
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Portfolio Manager         Date/Time       CIO/Designate             Date/Time

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cc:  Regina D. Stover, Risk Management (151-0960)
     Legal Department Representative (For Affiliated Mutual Fund
     Purchases Only)